Exhibit 10.10

PROFLOWERS, INC.

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

*	Material has been omitted pursuant to a request for confidential treatment.

Exhibit 10.10

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of January 6, 2003 (the “Agreement Date”), by and between COMERICA BANK – CALIFORNIA (“Bank”) and PROFLOWERS, INC., a Delaware corporation (“Borrower”).

RECITALS

WHEREAS, Bank and Borrower are parties to that certain Loan and Security Agreement dated as of January 31, 2002, which has been amended by that certain First Amendment to Loan and Security Agreement dated as of April 2, 2002 and that certain Extension of Line of Credit and Second Amendment to Loan and Security Agreement dated as of January 6, 2003 (as amended, restated, modified, supplemented or revised from time to time, the “Prior Agreement”); and

WHEREAS, Bank and Borrower desire to amend and restate the Prior Agreement in its entirety whereby, among other things, Bank will make an Equipment Line available to Borrower, the Revolving Maturity Date under the Prior Agreement will be extended, the Committed Revolving Line will be modified, and the Guaranties of Jared Schutz Polis and JPS International provided in connection with the Prior Agreement will be terminated; and

WHEREAS, Bank and Borrower have agreed to such amendment and restatement of the Prior Agreement in the manner set forth herein; and

WHEREAS, Bank and Borrower each acknowledge and agree that the security interests granted to Bank pursuant to the Prior Agreement and the other Loan Documents (as defined in the Prior Agreement) shall remain outstanding and in full force and effect in accordance with the Prior Agreement and such other Loan Documents and shall continue to secure the Obligations (as defined herein); and

WHEREAS, Bank and Borrower acknowledge and agree that (i) the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the obligations (as defined in the Prior Agreement) arising in connection with the Prior Agreement and the other loan and security documents executed in connection therewith (“Loan Documents”); (ii) Borrower and Bank intend that the Prior Agreement and the other Loan Documents executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Prior Agreement) executed in connection therewith, as amended, restated, renewed, extended, consolidated and modified hereunder, together with all other Obligations (as defined herein) hereunder, (iii) this Agreement is intended to restate, renew, extend, consolidate, amend and modify the Prior Agreement; and (iv) the Loan Documents (other than the Prior Agreement which shall be restated, renewed, extended, consolidated, amended and modified as set forth herein) shall remain extant and in full force and effect (except to the extent superseded, replaced, amended and modified as of the date hereof); and

WHEREAS, Bank and Borrower intend that (i) as of the Closing Date, the provisions of the Prior Agreement shall be superseded and replaced by the provisions hereof; and (ii) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation; and

WHEREAS, Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth and other good and valuable consideration, the receipt and adequacy of all of the foregoing as legally sufficient consideration being hereby acknowledged, Bank and Borrower do hereby agree that on the Closing Date the Prior Agreement shall be amended and restated in its entirety as set forth herein. This

Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.

1.2 Accounting Terms. All accounting terms not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Notwithstanding any other provisions in this Agreement, the maximum amount of credit extended by Bank to Borrower shall not exceed the following: (i) $3,000,000 during each Increased Availability Period; and (ii) $1,500,000 at all other times during the term hereof.

(b) Revolving Advances.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the Committed Revolving Line, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m., Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(i) to Borrower’s deposit account.

(iii) Curtailments. Notwithstanding any other provisions in this Agreement, Borrower shall not be entitled to request or receive any Advances during the 30-day period (the “Out of Debt Period”) following the last day of each Increased Availability Period. Borrower acknowledges and agrees that during each Out of Debt Period, Borrower shall have no outstanding Indebtedness to Bank under the Revolving Facility.

(c) Equipment Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make advances (each an “Equipment Advance” and, collectively, the “Equipment Advances”) to Borrower in two tranches, Tranche A and Tranche B. Borrower may request a single Equipment Advance under Tranche A on the Equipment Line Commencement Date to finance equipment purchased from September 1, 2002 through February 28, 2003. Borrower may request Equipment Advances under Tranche B at any time from the Equipment Line Commencement Date through the Tranche B Availability End Date. The aggregate amount of Tranche A Equipment Advances and Tranche B Equipment Advances shall not exceed the Equipment Line. The Tranche A Equipment Advance shall not exceed the aggregate invoice amount (excluding taxes, shipping, warranty charges, freight discounts and installation expense) of equipment purchased by Borrower between September 1, 2002 and February 28, 2003. Each Tranche B Equipment Advance shall not exceed 100% of the invoice amount of equipment approved by Bank from time to time (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense.

(ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). Any Equipment Advances that are outstanding under Tranche A on the Tranche A Advance Date shall be payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on the Tranche A Payment Commencement Date, and continuing on the same day of each month thereafter through the Tranche A Maturity Date, at which time all amounts due in connection with the Tranche A Equipment Advance made under this Section 2.1(c) shall be immediately due and payable. Any Equipment Advances that are outstanding under Tranche B on the Tranche B Availability End Date shall be payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on the Tranche B Payment Commencement Date, and continuing on the same day of each month thereafter through the Tranche B Maturity Date, at which time all amounts due in connection with Tranche B Equipment Advances made under this Section 2.1(c) and any other amounts due under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

(iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or his or her designee and include a copy of the invoice for any Equipment to be financed.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the Committed Revolving Line at any time, Borrower shall pay to Bank, in cash, the amount of such excess and no later than 12:00 p.m. on the next business day following the overadvance.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rate.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest at a rate equal to the Prime Rate plus one and one-half percent (1.5%).

(ii) Equipment Advances. Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest at a rate equal to the Prime Rate plus two percent (2.0%).

(b) Late Fee; Default Rate. If any payment is not made within ten days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall charge such interest, all Bank Expenses, and all Periodic Payments first against the account designated by Borrower in Section 2.6 of this Agreement, and thereafter against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Maximum Interest Rate. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Lenders shall refund to Borrower such excess.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following, which Borrower acknowledges and agrees shall be debited from Borrower’s account number [*]:

*	Material has been omitted pursuant to a request for confidential treatment.

(a) Non-Usage Fee. Borrower shall pay to Bank from the Closing Date to the Revolving Maturity Date, a non-usage fee at the rate of 0.25% per annum on the average quarterly amount by which the Commitment exceeds the aggregate amount of all Loans outstanding from time to time. Such non-usage fee shall be payable quarterly in arrears on the last day of April, July, October and January, commencing April 30, 2003;

(b) Bank Expenses. On the Closing Date, all Closing Date Bank Expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, within seven (7) days after Bank provides Borrower with written notice of Bank’s demand for payment of such Bank Expenses, together with reasonable supporting documentation thereof. By executing this Agreement, Borrower authorizes Bank to collect the Closing Date Bank Expenses by charging Borrower’s demand deposit account number [*].

2.6 Automatic Payment. Borrower authorizes Bank to automatically deduct from Borrower’s account [*], or any other account maintained by Borrower with Bank or Comerica Securities Corporation, the full amount of all payments due Bank when such payments are due. Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.

2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for a term ending on the Maturity Date.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, including, where applicable, all requisite signatures and acknowledgments, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a Warrant to purchase 71,429 shares of Borrower’s Common Stock at an exercise price of $3.15 per share on Bank’s form attached hereto as Exhibit E, with a 10-year maturity, inclusive of certain provisions to include but not be limited to assignability to Bank’s affiliates, antidilution protection and a net exercise provision;

(d) payment of the Closing Date Bank Expenses then due pursuant to Section 2.5;

(e) current financial statements in accordance with Section 6.3 showing that Borrower is in compliance with the financial covenants set forth in Section 6.8 of this Agreement applicable; and

*	Material has been omitted pursuant to a request for confidential treatment.

(f) such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) as a condition precedent to requesting or receiving any Equipment Advances under the Equipment Line, Borrower must be in pro forma compliance with the Minimum Debt Service Ratio covenant set forth in Section 6.8(b) after giving effect to the amortization of the requested Equipment Advance plus any applicable interest expense;

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3 Termination of Guaranties. Effective as of the Closing Date, the Guaranties of Borrower’s Indebtedness to Bank, executed in connection with the Prior Agreement by Jared Schutz Polis and JPS International, shall be terminated.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

(a) Notwithstanding the foregoing, the security interest granted herein shall not extend to, and the term “Collateral” shall not include, any software licenses or leased equipment to the extent that (i) such software licenses and leased equipment are not assignable or capable of being encumbered as a matter of law or under the terms of such license or lease, without the consent of the licensor or lessor thereof, and (ii) such consent has not been obtained; provided, however, that upon the obtaining of such consent, the security interest granted herein shall extend thereto and the definition of “Collateral” shall include such licenses and leases.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows as of the Agreement Date:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect. Borrower’s exact legal name is as set forth in the first paragraph of this Agreement.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Enforceability. Upon their execution and delivery in accordance with the terms hereof, this Agreement, and the Loan Documents to which Borrower is a party will constitute legal, valid and binding agreements and obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

5.4 Collateral. Borrower is the sole owner of the Collateral. Borrower has good title to the Collateral, free and clear of Liens, except for Permitted Liens. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.5 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.6 Name; Location of Chief Executive Office; State of Incorporation. Except as disclosed in the Schedule (as updated through the Closing Date), Borrower has not done business under any name other than that specified on the signature page hereof for the two calendar years preceding December 31, 2002. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. Borrower’s state of incorporation is the state identified in the first paragraph of this Agreement.

5.7 Litigation. Except as set forth in the Schedule (as updated through the Closing Date), there are no actions or proceedings pending or, to the knowledge of Borrower after due inquiry (which shall not require a formal litigation search), threatened, by or against Borrower or any of Borrower’s Assets, or any Subsidiary or any of such Subsidiary’s Assets, before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9 Solvency. Borrower and each Subsidiary is Solvent. No transfer of property is being made by Borrower or any Subsidiary and no obligation is being incurred by Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any Subsidiary.

5.10 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. To the best of Borrower’s knowledge, Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.11 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.12 Government Consents. To the best of Borrower’s knowledge, Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued

operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until the indefeasible payment, performance and satisfaction in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Punctual Payments. Punctually pay the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.

6.2 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where the failure to meet such requirements would not reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within 30 days after the end of each month, a company prepared consolidated balance sheet and income statement prepared in accordance with GAAP, consistently applied, covering Borrower’s consolidated operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within 120 days after the end of Borrower’s fiscal year, unqualified audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) to the extent applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and l0-Q filed with the United States Securities and Exchange Commission within five days of issuance or with respect to 10-Q reports 50 days from the end of the applicable quarter and 10-K reports 95 days from the end of the applicable year end; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $500,000 or more; and (e) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and

(f) within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with the Prior Agreement (as updated through the Closing Date) and a listing of any Patents, Copyrights or Trademarks issued to Borrower that are deemed unenforceable or invalid.

(a) Bank shall have a right from time to time to conduct annual audits of Borrower in a manner satisfactory to Bank at Borrower’s expense, provided such cost shall not exceed $5,000 per audit. Provided, however, Borrower shall only be responsible for the cost of one audit per year unless an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, Bank may conduct such additional audits as Bank in its sole and absolute discretion requests.

(b) Borrower shall deliver its Annual Report to Bank within 120 days of Borrower’s fiscal year end.

(c) Borrower shall deliver a Bank Compliance Certificate to Bank within 30 days of the end of each month in substantially the form of Exhibit D hereto.

6.4 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $100,000 in the aggregate over any 12-month period.

6.5 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.7 Primary Depository. Borrower shall maintain its primary depository and operating accounts with Bank or Bank’s Affiliates.

6.8 Borrower shall at all times maintain the following financial ratios and covenants, measured as of the last day of each calendar month unless stated otherwise:

(a) Minimum Net Revenue. Borrower shall report, as of the last day of each calendar month and measured using a 90-day trailing average, net revenues in an amount equal to or greater than 80% of the total revenue forecast for such period as presented in Borrower’s financial projections dated August 21, 2002, attached as Exhibit E hereto.

(b) Minimum Debt Service Coverage. Borrower shall maintain, measured as of the last day of each calendar month for the preceding 12-month period, a minimum 3.00:1.00 ratio of earnings after taxes plus interest and Non-Cash Expenses to the current portion of all long-term Indebtedness and capitalized leases plus interest.

(c) Maximum Debt to Tangible Net Worth. On or before February 28, 2003, Borrower shall reach a positive Tangible Net Worth. Borrower shall maintain, at all times, a ratio of Total Liabilities to Tangible Net Worth of not more than 3.50:1.00, beginning May 31, 2003, and increasing to 5.00:1.00 beginning November 30, 2003 and thereafter.

(d) Minimum Quick Ratio. Borrower shall maintain, at all times, a Quick Ratio (defined as unrestricted cash and cash equivalents plus net trade accounts receivable divided by Current Liabilities) of not less than 1.00:1.00, beginning May 31, 2003, and decreasing to 0.75:1.00 beginning with the month ending September 30, 2003 and thereafter.

6.9 Projections for Fiscal Year 2004, 2005 and 2006. Borrower shall deliver financial projections to Bank in accordance with the schedule set forth below. Borrower acknowledges and agrees that the financial covenants in Section 6.8 will be reevaluated by Bank, and reset by Bank if Bank deems it necessary to do so, based upon Bank’s review of such financial projections.

(a) On or before May 31, 2003, Borrower shall deliver to Bank preliminary financial projections for Borrower’s fiscal year 2004.

(b) On or before May 31, 2004, Borrower shall deliver to Bank preliminary financial projections for Borrower’s fiscal year 2005.

(c) On or before May 31, 2005, Borrower shall deliver to Bank preliminary financial projections for Borrower’s fiscal year 2006.

6.10 Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States

Copyright Office, as applicable: (i) those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with the Prior Agreement, within 30 days of the Closing Date, (ii) all registrable intellectual property rights Borrower has developed as of the date of this Agreement but heretofore failed to register, within 30 days of the Closing Date to the extent Borrower in the exercise of its reasonable business judgment determines that such registration is justified and warranted, and (iii) those additional intellectual property rights developed or acquired by Borrower from time to time in connection with any product, promptly following development or acquisition, but in any event prior to the sale or licensing of such product to any third party, and prior to Borrower’s use of such product (including without limitation major revisions or additions which significantly improve the functionality of the intellectual property rights listed on such Exhibits A, B and C) to the extent Borrower in the exercise of its reasonable business judgment determines that such registration is justified and warranted. Borrower shall give Bank notice of all such applications or registrations.

(b) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank’s security interest in the Intellectual Property Collateral.

(c) Borrower shall make commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(d) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.10, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing.

(e) Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.10 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.10.

6.11 Notice to Bank. Borrower shall, promptly upon Borrower acquiring knowledge thereof, give written notice to Bank of:

(a) all litigation against Borrower or any Subsidiary where the amount in controversy is in excess of Five Hundred Thousand Dollars ($500,000);

(b) any dispute which may exist between Borrower or any Subsidiary, on the one hand, and any Governmental Authority, on the other;

(c) any labor controversy resulting in or threatening to result in a strike against Borrower or any Subsidiary;

(d) any proposal by any Governmental Authority to acquire the Assets or business of Borrower or any Subsidiary, or to compete with Borrower or any Subsidiary;

(e) any Event of Default or Unmatured Event of Default; and

(f) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.12 Additional Collateral. With respect to any Assets (or any interest therein) acquired after the Closing Date by Borrower or any Subsidiary that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof): (i) execute and deliver, or cause such Subsidiary to execute and deliver, to Bank such amendments to the relevant Loan Documents or such other documents as Bank shall deem necessary or advisable to grant to Bank a Lien on such Assets (or such interest therein), (ii) take all actions, or cause such Subsidiary to take all actions, necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by Bank, (iii) if requested by Bank, deliver to Bank legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Bank, and (iv) if requested by Bank, deliver to Bank evidence of insurance as required by Section 6.6.

6.13 Inbound Licensors. Prior to entering into or becoming bound by any license or agreement where Borrower is the licensee, Borrower shall: (a) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (b) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement or by operation of law, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.14 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower. Borrower will not have a Change in Control and will not, without 30 days prior written notification to Bank, change the state of its incorporation, relocate its chief executive office or change its corporate name.

7.3 Mergers or Acquisitions; Public Offerings. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except with respect to Flowerfarm K.K. or where (i) such transactions do not in the aggregate exceed $100,000, and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the transaction or transactions, or complete any public offering of Borrower’s securities unless all of Borrower’s Obligations to Bank are paid in full from the proceeds thereof.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries or Guarantors so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of current or former employees, officers, directors or consultants pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists, and (iii) pay non-cash capital stock dividends.

7.7 Investments. Directly or indirectly acquire or own, or make any loan or Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person, or those transactions permitted pursuant to Section 7.6 above.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank’s security interest.

7.11 Compliance. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations and such failure continues for three calendar days or more after the due date, provided that within such three-day cure period, the failure to pay shall not be deemed an Event of Default, but no Credit Extensions will be made;

8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten-day period or cannot after diligent attempts by Borrower be cured within such ten-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default, but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs a material adverse change in Borrower’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank’s security interests in the Collateral;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000 or that could have a Material Adverse Effect;

8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, to the extent permitted under applicable law, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise, of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (i) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g), (h) and (i) above regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with Section 9207 of the Code, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. To the extent permitted by applicable law, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by fast-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	PROFLOWERS, INC.
5005 Waterridge Vista Drive, Second Floor
San Diego, CA 92121
Attn: Bill Strauss/Chief Executive Officer
Fax: (858) 784-6928

If to Bank:	COMERICA BANK – CALIFORNIA
333 W. Santa Clara Street
San Jose, CA 95113
Attn: Manager

With a copy to:

COMERICA BANK – CALIFORNIA
Technology and Life Sciences Division
11512 El Camino Real, Suite 350
San Diego, CA 92130
Attn: Scott R. Foote
Fax: (858) 509-2365

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of San Diego, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.6 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

12.10 No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

12.11 Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

12.12 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.13 Expenses. Borrower shall pay, within 30 days of the Closing Date, all Bank Closing Date Expenses, together with Bank’s reasonable out-of-pocket costs in connection with conducting its due diligence and perfecting its security interests.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PROFLOWERS, INC.

By:	/s/ William Strauss

Title:	CEO

COMERICA BANK – CALIFORNIA

By:	/s/

Title:	SVP

EXHIBIT A

DEFINITIONS

“Account Debtor” means any “account debtor,” as such term is defined in the applicable Section of the Code.

“Accounts” means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of Bank’s receipt of Borrower’s financial statements for the period ending February 28, 2003 showing compliance with the financial covenants set forth in Section 6.8 of this Agreement, so long as no Event of Default under the Prior Agreement has occurred or is continuing.

“Closing Date Bank Expenses” means all Bank Expenses incurred through the Closing Date, which expenses are limited to a facility fee of $10,000, reasonable attorneys’ fees and expenses in connection with the preparation of this Agreement, and all other costs and expenses incurred by Bank in connection with the preparation of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code – Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), § 35, operative July 1, 2001.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Section 9406 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

“Commitment” means (a) during any period other than an Increased Availability Period or an Out of Debt Period, $1,500,000; (b) during any Increased Availability Period, $3,000,000; and (c) during any Out of Debt Period, $0.00.

“Committed Revolving Line” means a Credit Extension of up to $3,000,000.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as of such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

“Dollars” means lawful currency of the United States of America.

Exhibit A-2

“EBITA” means, with respect to any fiscal period, Borrower’s net earnings (or loss), minus extraordinary gains, plus interest expense, income taxes and amortization, for such period, as determined in accordance with GAAP.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachment in which Borrower has any interest.

“Equipment Advance” has the meaning set forth in Section 2.1(c).

“Equipment Line” means a Credit Extension of up to $1,500,000.

“Equipment Line Commencement Date” means the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Increased Availability Period” means the period from May 1, 2003 - May 20, 2003, and the period from January 15, 2004 - February 20, 2004.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

Exhibit A-3

(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lending Office” means Bank’s office located at its address set forth in Section 10 hereof, or such other office of Bank as it may hereafter designate as its Lending Office by notice to Borrower.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan” means an extension of credit by a Bank to the Borrower under Article II.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

“Non-Cash Expenses” means amortization, depreciation and non-cash compensation consisting of distributions of Borrower’s capital stock.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

Exhibit A-4

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule (as updated as of the Closing Date);

(c)	Indebtedness not to exceed $100,000 in the aggregate secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(f)	Indebtedness to trade creditors in the ordinary course of business; and

(g)	Indebtedness not to exceed $250,000 owing to IBM used to finance the acquisition of equipment (the “IBM Equipment Loan”).

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule (as updated as of the Closing Date);

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c)	Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $100,000 in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d)	Investment in Flowerfarm K.K., a Japanese corporation;

(e)	Investments accepted in connection with Permitted Transfers;

Exhibit A-5

(f)	Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year;

(g)	Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(h)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(i)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(j)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year.

(k)	Investments consistent with Borrower’s written investment policy which has been approved by Bank in writing.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (as updated as of the Closing Date) or arising under this Agreement or the other Loan Documents, or any Lien not to exceed $250,000 for the purpose of securing the IBM Equipment Loan, provided that such Lien shall merely encumber Equipment and related assets acquired with the proceeds of the IBM Equipment Loan from IBM or an affiliate;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens not to exceed $100,000 in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment (exclusive of any Lien not to exceed $250,000 granted in Equipment for purposes of securing the “IBM Equipment Loan” described on the Schedule, as updated through the Closing Date), or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

Exhibit A-6

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.8;

(f)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts; and

(g)	Other Liens not described above arising (i) under operation of law pursuant to the Perishable Agricultural Commodities Act or (ii) in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on borrower and its Subsidiaries taken as a whole.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	surplus, worn-out or obsolete Equipment; or

(d)	other assets of Borrower or its Subsidiaries which do not in the aggregate exceed $100,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank. Each time the Bank changes its Prime Rate, the per annum interest rate of this Agreement shall change immediately and contemporaneously with such change in the Prime Rate.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Director of Finance, the Vice President of Accounting and Finance, and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances as specified in Section 2.1(b) of this Agreement.

“Revolving Maturity Date” means March 31, 2004.

“Schedule” means the schedule of exceptions attached hereto, if any, as updated through the Closing Date.

“Solvent” means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would

Exhibit A-7

leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock, partnership interest or limited liability company interest of Borrower and its Subsidiaries minus intangible assets, determined in accordance with GAAP, net of amortization.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Bank, a tax imposed on or measured by the overall net income (including a franchise tax based on net income) of Bank or its Lending Offices by the United States and by the jurisdictions or political subdivision or taxing authority thereof in which Bank’s principal office or Lending Offices are located or are resident or in which Bank is incorporated.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Tranche A” has the meaning assigned in Section 2.1(c)(i).

“Tranche B” has the meaning assigned in Section 2.1(c)(i).

“Tranche A Advance Date” means the date Bank makes the Tranche A Equipment Advance.

“Tranche A Equipment Advance” means the Equipment Advance made under Tranche A.

“Tranche B Availability End Date” means the date that is the 6-month anniversary of the Equipment Line Commencement Date.

“Tranche B Equipment Advance” means any Equipment Advance(s) made under Tranche B.

“Tranche A Maturity Date” means the date that is the 36-month anniversary of the Tranche A Payment Commencement Date.

Exhibit A-8

“Tranche B Maturity Date” means the date that is the 36-month anniversary of the Tranche B Payment Commencement Date.

“Tranche A Payment Commencement Date” means the last day of the calendar month in which the Tranche A Advance is made.

“Tranche B Payment Commencement Date” means the last day of the calendar month in which the Tranche B Availability End Date occurs.

“UCC” means the California Uniform Commercial Code as amended or supplemented time to time, including revised Division 9 of the Uniform Commercial Code – Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), § 35, operative July 1, 2001.

“Unmatured Event of Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

Exhibit A-9